Exhibit 99.1

Clearwater Paper Corporation 601 W. Riverside Avenue, Suite 1100 Spokane, Washington 99201

News Release

Contact:	(News media)	(Investors)
	Matt Van Vleet	Doug Spedden
	509.290.0298	509.835.1549

CLEARWATER PAPER SHARES TO BEGIN TRADING ON NYSE FOLLOWING

COMPLETION OF TAX-FREE SPIN-OFF FROM POTLATCH CORPORATION

Spokane, Wash. – December 16, 2008 – Clearwater Paper Corporation (NYSE: CLW) today announced that it has successfully completed its previously announced spin-off from Potlatch Corporation (NYSE: PCH) and that shares of Clearwater Paper will begin “regular way” trading on December 17, 2008 on the New York Stock Exchange (NYSE) under the symbol “CLW.” The spin-off from Potlatch was completed through a distribution of one share of Clearwater Paper common stock for every 3.5 shares of Potlatch stock held by Potlatch stockholders as of the December 9, 2008 record date.

Gordon L. Jones, president and chief executive officer of Clearwater Paper said, “As a stand-alone company with direct access to the public capital markets and greater flexibility, Clearwater Paper has the ability to leverage its distinct strengths and unique operations to pursue future growth opportunities, particularly in the attractive product segments of private label tissue and bleached paperboard. We have assembled an experienced and talented management team, and we look forward to building on our solid position in the industry and implementing strategies that we believe will deliver long-term value to our shareholders.”

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality bleached paperboard, consumer tissue and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains, and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s 2,400 employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about the spin-off of Potlatch’s pulp-based businesses and the effect of the spin-off on Clearwater Paper’s growth opportunities. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause Clearwater Paper’s actual results to differ materially include, but are not limited to, changes in the United States and international economies; changes in raw material, energy, and other costs; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in worldwide demand for Clearwater Paper’s products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for Clearwater Paper’s products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; and other risks and uncertainties described from time to time in Clearwater Paper’s public filings with the Securities and Exchange Commission. Clearwater Paper does not undertake to update any forward-looking statements.

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